Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Announces Management Changes

Intel Names Chief Operating Officer and Chief Product Officer

SANTA CLARA, Calif., Jan. 20, 2012 – Intel Corporation announced a number of executive promotions and rotations today that recognize outstanding performance and assign new responsibilities as part of Intel's commitment to management development.
As previously announced by Intel’s board of directors, Andy Bryant will move from vice chairman of the board to full-time executive chairman at the company’s Annual Stockholders’ Meeting in May. In anticipation of that change, Intel is promoting two senior executives, one of whom will take on much of Bryant’s prior responsibilities.
First, the company has promoted Brian Krzanich to chief operating officer, reporting to Paul Otellini, president and CEO. Krzanich had previously been a senior vice president in charge of Intel’s worldwide manufacturing. In his new role, Krzanich will continue to oversee manufacturing and also take on responsibility for internal IT and human resources, functions that previously reported into Bryant.
Secondly, in recognition of his outstanding work in developing the Intel® Architecture product portfolio, Dadi Perlmutter is being promoted to chief product officer. Perlmutter will continue to lead the Intel Architecture Group and continue reporting to Otellini.
Stacy Smith, senior vice president and chief financial officer, will now report directly to Otellini. He had previously reported to Bryant.
Bill Holt, senior vice president and head of Technology Development, will also now report directly to Otellini. He, too, had reported to Bryant. Holt and Krzanich will continue to co-manage the Technology and Manufacturing Group, allowing Intel to maintain the critical, close collaboration between semiconductor process technology development and manufacturing.
Kirk Skaugen, Intel vice president and head of Intel’s data center business, will become the new head of the PC Client Group (PCCG), succeeding Intel Vice President Mooly Eden, and reporting to Perlmutter. After 9 years in the United States, Eden is moving back to Israel at his request and will assume the position of president and general manager, Intel Israel, reporting to Perlmutter. While in the United States, Eden led Intel’s mobile PC business before being promoted to run PCCG, Intel’s largest product group, in 2009.
Diane Bryant, Intel vice president and CIO, will lead the data center business and succeed Skaugen as general manager of that group. She will report to Perlmutter.
Kim Stevenson, vice president of IT Global Operations and Services, will succeed Diane Bryant as CIO and report to Krzanich
The organization changes will become effective over the next 30 days, and are designed to create a series of smooth management transitions.
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

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CONTACTS:	Laura Anderson	Reuben Gallegos
	Intel Media Relations	Intel Investor Relations
	480-213-8464	408-765-5374
	laura.m.anderson@intel.com	reuben.m.gallegos@intel.com